Exhibit 3

                        RESORTQUEST INTERNATIONAL, INC.,

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

     On May 26, 1998, ResortQuest International, Inc. ("ResortQuest" or the "Company") consummated its initial public offering (the "IPO") and the combination (the "Combinations") of 12 vacation rental and property management companies and one leading vacation rental and property management software company. Additionally, on September 30, 1998, ResortQuest completed the acquisition of Abbott Realty Services, Inc. ("Abbott Resorts"). The following unaudited pro forma combined financial statements give effect to the acquisition of Abbott Resorts and the acquisitions by ResortQuest, of the outstanding capital stock of Hotel Corporation of the Pacific, Inc. ("Aston Hotels & Resorts"), Brindley & Brindley Realty, Inc. and B&B On The Beach, Inc. (collectively "Brindley and Brindley"), Coastal Resorts Management, Inc. and Coastal Resorts Realty, L.L.C. (collectively "Coastal Resorts"), Collection of Fine Properties, Inc. ("CFP"), First Resort Software, Inc. ("FRS"), Houston and O'Leary Company ("H&O"), Maui Condo & Home Realty, Inc. ("Maui"), The Maury
People, Inc. ("Maury"), Howey Acquisition, Inc. and Priscilla Murphy Realty, Inc. (collectively "PMR"), Resort Property Management, Inc. ("RPM"), Telluride Resort Accommodations, Inc. ("TRA"), Trupp-Hodnett Enterprises, Inc. and THE Management Company (collectively "THE"), and Whistler Chalets Limited ("Whistler"), (collectively the "Founding Companies"). The acquisitions of Abbott Resorts and the Combinations are accounted for using the purchase method of accounting. Aston Hotels & Resorts, one of the Founding Companies, has been designated as the accounting acquiror (for financial statement presentation purposes) in the Combinations in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97 ("SAB 97"), which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes unless other evidence clearly indicates that another company is the acquiror. Management has analyzed the factors as set forth in SAB 97 that may indicate Aston Hotels & Resorts should not be deemed to be accounting acquiror, including (1) the existing conversion rights of the Restricted Common Stock,
(2) Aston Hotels & Resorts' level of representation on the Board and in the holding company management team and (3) the market value of the shares held by Aston Hotels & Resorts and the existing shareholder group. Management has concluded that none of these factors, either individually, or in the aggregate, is sufficient to rebut the presumption that the shareholders of Aston Hotels & Resorts should be deemed the accounting acquiror.

     The unaudited pro forma combined balance sheets give effect to i) the recorded balances of ResortQuest at June 30, 1998, and ii) the acquisition of Abbott Resorts by ResortQuest as if such transaction had occurred on June 30, 1998. The unaudited pro forma combined statements of operations give effect to the Combinations, the IPO and the acquisition of Abbott Resorts as if such transactions had occurred on January 1, 1997.

     The unaudited pro forma combined statement of operations of ResortQuest for the six months ended June 30, 1998 does not include the compensation expense and management recruitment expense, relating to the non-recurring charge of $6.1 million, in conjunction with the issuance of common stock to management and founders of ResortQuest and other costs, prior to the Offering. Additionally, the unaudited pro forma combined balance sheets and statements of operations do not include the effects of the Company's acquisitions of Plantation Resort and Whistler Exclusive, as such acquisitions are immaterial to ResortQuest for presentation purposes.

     In conjunction with the consummation of the above transactions, the Company expects to realize certain savings as a result of (i) volume purchasing and national contracts for telecommunications, credit fees, advertising, printing, housekeeping supplies and other operating expenses and (ii) consolidation of insurance, employee benefits and other general and administrative expenses. The Company cannot quantify these savings accurately at this time. It is anticipated that these savings will be partially offset by the costs of being a publicly traded company and the incremental costs related to the Company's new management team. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither these anticipated savings nor these anticipated costs have been included in the pro forma combined financial information of the Company. To the extent the owners and certain key employees of the Combinations and Abbott Resorts have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. In management's opinion, the pro forma information presented herein should not materially change from the preliminary estimates. The unaudited pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies and Abbott Resorts were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statement and notes thereto included elsewhere in the Prospectus. See "Risk Factors" included elsewhere herein.

                        RESORTQUEST INTERNATIONAL, INC.
           UNAUDITED PRO FORMA COMBINED BALANCE SHEET - JUNE 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             PRO FORMA
                                                                                 ABBOTT     ADJUSTMENTS
                                                                RESORTQUEST     RESORTS      (NOTE 2)      AS ADJUSTED
                                                               -------------   ---------   ------------   ------------
Current Assets:
 Cash and cash equivalents .................................     $   6,037      $11,409      $     --      $  17,446
 Cash held in trust ........................................         6,064          604            --          6,668
 Trade and other receivables, net of allowance .............         3,627          851            --          4,478
 Other current assets ......................................         5,890        1,098            --          6,988
                                                                 ---------      -------      --------      ---------
  Total current assets .....................................        21,618       13,962            --         35,580
Property and equipment, net ................................         4,075        9,376            --         13,451
Goodwill ...................................................        95,429           --        31,547        126,976
Other assets ...............................................         3,206        1,461            --          4,667
                                                                 ---------      -------      --------      ---------
  Total assets .............................................     $ 124,328      $24,799      $ 31,547      $ 180,674
                                                                 =========      =======      ========      =========
Current Liabilities:
 Current maturities of long-term debt ......................     $   1,396      $   827      $     --      $   2,223
 Customer deposits, deferred revenue and payable to
  homeowners ...............................................        11,357       11,820            --         23,177
 Accounts payable and accrued liabilities ..................         9,712        3,400            --         13,112
 Other current liabilities .................................           627          315            --            942
                                                                 ---------      -------      --------      ---------
  Total current liabilities ................................        23,092       16,362            --         39,454
Long-term debt, net of current maturities ..................         1,992        6,089        26,530         34,611
Other long-term liabilities ................................            --        1,170          (437)           733

Stockholders' Equity:
 Common stock, 15,924,286 shares outstanding (ResortQuest)
  and 16,681,326 shares outstanding (pro forma as adjusted)            159            1             7            167
 Additional paid-in-capital ................................       128,662            7         6,617        135,286
 Distribution in excess of predecessor basis in net assets .       (29,500)          --            --        (29,500)
 Retained earnings .........................................           (77)       1,170        (1,170)           (77)
                                                                 ---------      -------      --------      ---------
  Total stockholders' equity ...............................        99,244        1,178         5,454        105,876
                                                                 ---------      -------      --------      ---------
  Total liabilities and stockholders' equity ...............     $ 124,328      $24,799      $ 31,547      $ 180,674
                                                                 =========      =======      ========      =========

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        RESORTQUEST INTERNATIONAL, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                                             ABBOTT    BRINDLEY &
                                                             RESORTQUEST    RESORTS     BRINDLEY
                                                            ------------- ----------- ------------
Revenues ..................................................    $19,554      $25,813      $4,021
Operating expenses ........................................      8,908       14,654       3,028
General and administrative expenses .......................      5,081        9,235         395
Depreciation and amortization .............................        394          595          87
                                                               -------      -------      ------
Income (loss) from operations .............................      5,171        1,329         511
Interest (expense) and other income, net ..................        (86)        (167)         42
                                                               -------      -------      ------
Income (loss) before income taxes .........................      5,085        1,162         553
Provision for income taxes ................................         --          465          --
                                                               -------      -------      ------
Net income (loss) .........................................    $ 5,085      $   697      $  553
                                                               =======      =======      ======
PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma provision for
 income taxes .............................................    $ 5,085      $ 1,162      $  553
Less: pro forma provision for income taxes ................      2,034          465         221
                                                               -------      -------      ------
PRO FORMA NET INCOME (LOSS) ...............................    $ 3,051      $   697      $  332
                                                               =======      =======      ======


                                                             COASTAL
                                                             RESORTS     CFP       FRS       H&O      MAURY
                                                            --------- --------- --------- --------- ---------
Revenues ..................................................  $3,615    $4,303    $2,864    $1,596    $1,183
Operating expenses ........................................   1,788     2,830     1,704       494       211
General and administrative expenses .......................     559       586       372       274       654
Depreciation and amortization .............................      85       307        45        48        28
                                                             ------    ------    ------    ------    ------
Income (loss) from operations .............................   1,183       580       743       780       290
Interest (expense) and other income, net ..................     (47)      133        25       (15)       28
                                                             ------    ------    ------    ------    ------
Income (loss) before income taxes .........................   1,136       713       768       765       318
Provision for income taxes ................................      --        --        --        --        --
                                                             ------    ------    ------    ------    ------
Net income (loss) .........................................  $1,136    $  713    $  768    $  765    $  318
                                                             ======    ======    ======    ======    ======

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma provision for
 income taxes .............................................  $1,136    $  713    $  768    $  765    $  318
Less: pro forma provision for income taxes ................     454       285       307       306       127
                                                             ------    ------    ------    ------    ------
PRO FORMA NET INCOME (LOSS) ...............................  $  682    $  428    $  461    $  459    $  191
                                                             ======    ======    ======    ======    ======

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                         RESORTQUEST INTERNATIONAL, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     PMR       RPM       TRA       THE        MAUI
                                                  --------- --------- --------- --------- ------------
Revenues ........................................  $4,740    $2,295    $4,313    $4,061      $1,422
Operating expenses ..............................   1,184     1,560     3,037     1,838         366
General and administrative expenses .............   1,663       548       982     1,939         954
Depreciation and amortization ...................     203        79        48        85          25
                                                   ------    ------    ------    ------      ------
Income (loss) from operations ...................   1,690       108       246       199          77
Interest (expense) and other income, net ........    (182)      217        31        47          (1)
                                                   ------    ------    ------    ------      ------
Income (loss) before income taxes ...............   1,508       325       277       246          76
Provision for income taxes ......................      --        75        --        60          21
                                                   ------    ------    ------    ------      ------
Net income (loss) ...............................  $1,508    $  250    $  277    $  186      $   55
                                                   ======    ======    ======    ======      ======

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes .....................  $1,508    $  325    $  277    $  246      $   76
Less: pro forma provision for income taxes ......     603       130       111        98          31
                                                   ------    ------    ------    ------      ------
PRO FORMA NET INCOME (LOSS) .....................  $  905    $  195    $  166    $  148      $   45
                                                   ======    ======    ======    ======      ======
Basic and diluted pro forma net income per
 share ..........................................

Shares used in computing pro forma net income
 per share (Note 4) .............................


                                                                                 PRO FORMA
                                                                                ADJUSTMENTS            PRO
                                                    WHISTLER    COMBINED         (NOTE 3)             FORMA
                                                  ------------ ---------- ---------------------- --------------
Revenues ........................................    $2,060     $81,840      $      1,327 (a)     $     83,167
Operating expenses ..............................     1,147      42,749              (671)(b)           42,078
General and administrative expenses .............       729      23,971            (3,635)(b)           20,336
Depreciation and amortization ...................        85       2,114             3,152 (b)(c)         5,266
                                                     ------     -------      ------------         ------------
Income (loss) from operations ...................        99      13,006             2,481               15,487
Interest (expense) and other income, net ........        (8)         17            (1,807)(b)(e)        (1,790)
                                                     ------     -------      ------------         ------------
Income (loss) before income taxes ...............        91      13,023               674               13,697
Provision for income taxes ......................       (18)        603             6,137 (d)            6,740
                                                     ------     -------      ------------         ------------
Net income (loss) ...............................    $  109     $12,420      $     (5,463)        $      6,957
                                                     ======     =======      ============         ============

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes .....................    $   91     $13,023      $        674         $     13,697
Less: pro forma provision for income taxes ......        37       5,209             1,531                6,740
                                                     ------     -------      ------------         ------------
PRO FORMA NET INCOME (LOSS) .....................    $   54     $ 7,814      $       (857)        $      6,957
                                                     ======     =======      ============         ============
Basic and diluted pro forma net income per
 share ..........................................                                                 $       0.42
                                                                                                  ============
Shares used in computing pro forma net income
 per share (Note 4) .............................                                                   16,681,326
                                                                                                  ============

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                 ABBOTT    BRINDLEY &
                                                                 RESORTQUEST    RESORTS     BRINDLEY
                                                                ------------- ----------- ------------
Revenues ......................................................    $13,936      $13,909      $  635
Operating expenses ............................................      7,167        7,579       1,327
General and administrative expenses ...........................      3,593        6,019         225
Depreciation and amortization .................................        568          321          37
                                                                   -------      -------      ------
Income (loss) from operations .................................      2,608          (10)       (954)
Interest (expense) and other income, net ......................        (30)        (157)         27
                                                                   -------      -------      ------
Income (loss) before income tax expense .......................      2,578         (167)       (927)
Provision (benefit) for income taxes ..........................        304          (67)         --
                                                                   -------      -------      ------
Net income (loss) .............................................    $ 2,274         (100)     $ (927)
                                                                   =======      =======      ======

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma provision for
 income taxes .................................................    $ 2,578      $  (167)     $ (927)
Less: pro forma provision (benefit) for income taxes ..........      1,031          (67)       (371)
                                                                   -------      -------      ------
PRO FORMA NET INCOME (LOSS) ...................................    $ 1,547      $  (100)     $ (556)
                                                                   =======      =======      ======


                                                                 COASTAL
                                                                 RESORTS     CFP       FRS        H&O     MAURY
                                                                --------- --------- --------- ---------- ------
Revenues ......................................................  $1,168    $2,929    $1,401      $648     $439
Operating expenses ............................................     718     1,397       679       224       89
General and administrative expenses ...........................     243       203       293        98      239
Depreciation and amortization .................................      35       128        20        20       12
                                                                 ------    ------    ------      ----     ----
Income (loss) from operations .................................     172     1,201       409       306       99
Interest (expense) and other income, net ......................       8        58        12        (4)       5
                                                                 ------    ------    ------      ----     ----
Income (loss) before income tax expense .......................     180     1,259       421       302      104
Provision (benefit) for income taxes ..........................      --        --         -        -        --
                                                                 ------    ------    ------      ----     ----
Net income (loss) .............................................  $  180    $1,259    $  421      $302     $104
                                                                 ======    ======    ======      ====     ====

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma provision for
 income taxes .................................................  $  180    $1,259    $  421      $302     $104
Less: pro forma provision (benefit) for income taxes ..........      72       504       168       121       42
                                                                 ------    ------    ------      ----     ----
PRO FORMA NET INCOME (LOSS) ...................................  $  108    $  755    $  253      $181     $ 62
                                                                 ======    ======    ======      ====     ====

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                         RESORTQUEST INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1998
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      PMR       RPM       TRA         THE      MAUI
                                                   --------- --------- --------- ------------ ------
Revenues .........................................  $3,148    $1,552    $2,749      $1,969     $905
Operating expenses ...............................     482       659     1,575         901      132
General and administrative expenses ..............     864       270       438       1,034      323
Depreciation and amortization ....................      85        75        20          37        3
                                                    ------    ------    ------      ------     ----
Income (loss) from operations ....................   1,717       548       716          (3)     447
Interest (expense) and other income, net .........     (17)       21        35           1       17
                                                    ------    ------    ------      ------     ----
Income (loss) before income taxes ................   1,700       569       751          (2)     464
Provision (benefit) for income taxes .............      --        28        --          --       32
                                                    ------    ------    ------      ------     ----
Net income (loss) ................................  $1,700    $  541    $  751      $   (2)    $432
                                                    ======    ======    ======      ======     ====

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes ......................  $1,700    $  569    $  751      $   (2)    $464
Less: pro forma provision (benefit) for income
 taxes ...........................................     680       227       300          (1)     187
                                                    ------    ------    ------      ------     ----
PRO FORMA NET INCOME (loss):                        $1,020    $  342    $  451      $   (1)    $277
                                                    ======    ======    ======      ======     ====
Basic pro forma net income per share .............

Shares used in computing basic pro forma net
 income per share (Note 4) .......................

Diluted pro forma net income per share ...........

Shares used in computing diluted pro forma net
 income per share (Note 4) .......................


                                                                                PRO FORMA
                                                                               ADJUSTMENTS            PRO
                                                    WHISTLER   COMBINED         (NOTE 3)             FORMA
                                                   ---------- ---------- ---------------------- --------------
Revenues .........................................   $1,297    $46,685       $     1,346 (a)     $     48,031
Operating expenses ...............................      664     23,593              (571)(b)           23,022
General and administrative expenses ..............      140     13,982            (2,697)(b)           11,285
Depreciation and amortization ....................       33      1,394             1,363 (b)(c)         2,757
                                                     ------    -------       -----------         ------------
Income (loss) from operations ....................      460      7,716             3,251               10,967
Interest (expense) and other income, net .........       26          2              (816)(b)(e)          (814)
                                                     ------    -------       -----------         ------------
Income (loss) before income taxes ................      486      7,718             2,435               10,153
Provision (benefit) for income taxes .............      (20)       277             4,451 (d)            4,728
                                                     ------    -------       -----------         ------------
Net income (loss) ................................   $  506    $ 7,441       $    (2,016)        $      5,425
                                                     ======    =======       ===========         ============
PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes ......................   $  486    $ 7,718       $     2,435         $     10,153
Less: pro forma provision (benefit) for income
 taxes ...........................................      192      3,085             1,643                4,728
                                                     ------    -------       -----------         ------------
PRO FORMA NET INCOME (loss):                         $  294    $ 4,633       $       792         $      5,425
                                                     ======    =======       ===========         ============
Basic pro forma net income per share .............                                               $       0.33
                                                                                                 ============
Shares used in computing basic pro forma net
 income per share (Note 4) .......................                                                 16,681,326
                                                                                                 ============
Diluted pro forma net income per share ...........                                               $       0.32
                                                                                                 ============
Shares used in computing diluted pro forma net
 income per share (Note 4) .......................                                                 16,738,504
                                                                                                 ============

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                             ABBOTT    BRINDLEY &
                                                             RESORTQUEST    RESORTS     BRINDLEY
                                                            ------------- ----------- ------------
Revenues ..................................................    $10,078      $12,191      $ 1,425
Operating expenses ........................................      5,247        6,852        1,193
General and administrative expenses .......................      2,263        4,402          204
Depreciation and amortization .............................        176          312           44
                                                               -------      -------      -------
Income (loss) from operations .............................      2,392          625          (16)
Interest (expense) and other income, net ..................       (333)        (114)          (2)
                                                               -------      -------      -------
Income (loss) before income taxes .........................      2,059          511          (18)
Provision for income taxes ................................         --          204           --
                                                               -------      -------      -------
Net income (loss) .........................................    $ 2,059      $   307      $   (18)
                                                               =======      =======      =======

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma provision for
 income taxes .............................................    $ 2,059      $   511      $   (18)
Less: pro forma provision for income taxes ................        824          204           (7)
                                                               -------      -------      -------
PRO FORMA NET INCOME (LOSS) ...............................    $ 1,235      $   307      $   (11)
                                                               =======      =======      =======


                                                             COASTAL
                                                             RESORTS     CFP       FRS         H&O      MAURY
                                                            --------- --------- --------- ------------ ------
Revenues ..................................................  $1,220    $3,071    $1,342      $1,180     $661
Operating expenses ........................................     604     1,538       791         125      115
General and administrative expenses .......................     235       279       176         216      276
Depreciation and amortization .............................      42       153        24          24       14
                                                             ------    ------    ------      ------     ----
Income (loss) from operations .............................     339     1,101       351         815      256
Interest (expense) and other income, net ..................      --        53        12          (9)       7
                                                             ------    ------    ------      ------     ----
Income (loss) before income taxes .........................     339     1,154       363         806      263
Provision for income taxes ................................      --        --        --          --       --
                                                             ------    ------    ------      ------     ----
Net income (loss) .........................................  $  339    $1,154    $  363      $  806     $263
                                                             ======    ======    ======      ======     ====

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma provision for
 income taxes .............................................  $  339    $1,154    $  363      $  806     $263
Less: pro forma provision for income taxes ................     136       462       145         322      105
                                                             ------    ------    ------      ------     ----
PRO FORMA NET INCOME (LOSS) ...............................  $  203    $  692    $  218      $  484     $158
                                                             ======    ======    ======      ======     ====

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                                                                     PAGE 2 OF 2
                        RESORTQUEST INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                     PMR       RPM       TRA       THE     MAUI
                                                  --------- --------- --------- --------- ------
Revenues ........................................  $3,019    $1,733    $2,738    $1,915    $759
Operating expenses ..............................     545       978     1,611       831     158
General and administrative expenses .............     808       243       477       955     393
Depreciation and amortization ...................     102        53        24        44      12
                                                   ------    ------    ------    ------    ----
Income (loss) from operations ...................   1,564       459       626        85     196
Interest (expense) and other income, net ........     (29)       18        25        40      15
                                                   ------    ------    ------    ------    ----
Income (loss) before income taxes ...............   1,535       477       651       125     211
Provision for income taxes ......................      --        38        --        23      48
                                                   ------    ------    ------    ------    ----
Net income (loss) ...............................  $1,535    $  439    $  651    $  102    $163
                                                   ======    ======    ======    ======    ====

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes .....................  $1,535    $  477    $  651    $  125    $211
Less: pro forma provision for income taxes ......     614       191       260        50      84
                                                   ------    ------    ------    ------    ----
PRO FORMA NET INCOME (LOSS): ....................  $  921    $  286    $  391    $   75    $127
                                                   ======    ======    ======    ======    ====
Basic and diluted pro forma net income per
 share ..........................................

Shares used in computing pro forma net income
 per share (Note 4) .............................


                                                                               PRO FORMA
                                                                              ADJUSTMENTS
                                                   WHISTLER   COMBINED         (NOTE 3)           PRO FORMA
                                                  ---------- ---------- ---------------------- --------------
Revenues ........................................   $1,378    $42,710       $       707 (a)     $     43,417
Operating expenses ..............................      833     21,421              (224)(b)           21,197
General and administrative expenses .............      214     11,141            (1,756)(b)            9,385
Depreciation and amortization ...................       44      1,068             1,667 (b)(c)         2,735
                                                    ------    -------       -----------         ------------
Income (loss) from operations ...................      287      9,080             1,020               10,100
Interest (expense) and other income, net ........       27       (290)             (888)(b)(e)        (1,178)
                                                    ------    -------       -----------         ------------
Income (loss) before income taxes ...............      314      8,790               132                8,922
Provision for income taxes ......................      (18)       295             3,941 (d)            4,236
                                                    ------    -------       -----------         ------------
Net income (loss) ...............................   $  332    $ 8,495       $    (3,809)        $      4,686
                                                    ======    =======       ===========         ============

PRO FORMA DATA (unaudited):
Historical net income (loss) before pro forma
 provision for income taxes .....................   $  314    $ 8,790       $       132         $      8,922
Less: pro forma provision for income taxes ......      126      3,516               720                4,236
                                                    ------    -------       -----------         ------------
PRO FORMA NET INCOME (LOSS): ....................   $  188    $ 5,274       $      (588)        $      4,686
                                                    ======    =======       ===========         ============
Basic and diluted pro forma net income per
 share ..........................................                                               $       0.28
                                                                                                ============
Shares used in computing pro forma net income
 per share (Note 4) .............................                                                 16,681,326
                                                                                                ============

         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                         RESORTQUEST INTERNATIONAL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

1.   GENERAL:

     On May 26, 1998, ResortQuest consummated the IPO and completed the Combinations of the Founding Companies. The consideration for the Combinations consisted of cash and common stock. The Combinations were accounted for under the purchase method of accounting. Aston Hotels & Resorts has been designated as the accounting acquiror for financial statement presentation purposes in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97, which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes. On September 30, 1998, ResortQuest completed the acquisition of Abbot Resorts. Accordingly, the historical financial statements of ResortQuest reflect the financial position and results of operations of the parent company of ResortQuest ("RQI"), the Founding Companies and Abbott Resorts as of June 30, 1998, and for the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998, and were derived from the respective financial statements where indicated. The historical financial statements of ResortQuest represent the results of Aston Hotels & Resorts prior to the Combinations and the IPO, and only include balances and transactions of the Founding Companies since May 27, 1998. Additionally, the unaudited pro forma combined balance sheets and statements of operations do not include the effects of the Company's acquisitions of Plantation Resort and Whistler Exclusive, as such acquisitions are immaterial to ResortQuest for presentation purposes.

     The unaudited pro forma statement of operations of ResortQuest for the six months ended June 30, 1998 does not include the compensation expense and management recruitment expense, relating to the non-recurring charge of $6.1 million, in conjunction with the issuances of common stock to management and founders of RQI and other costs, prior to the Offering.

2.   UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):


         DESCRIPTION                                            AMOUNT
         ----------------------------------------------   ------------------
         Goodwill .....................................      $   31,547 (a)
         Long-term debt, net of current maturities ....         (26,530)(b)
         Other long-term liabilities ..................             437 (c)
         Common stock .................................              (7)(d)
         Additional paid-in-capital ...................          (6,617)(e)
         Retained earnings ............................           1,170 (f)
                                                             ----------
                                                             $       --
                                                             ==========

----------
     The above table reflects the adjustments related to the acquisition of Abbott Resorts including:

     (a) The goodwill related to the issuance of Common Stock and the cash paid to satisfy the purchase price.

     (b) The increase in ResortQuest's line of credit to fund the cash portion of the purchase price.

     (c)  The elimination of minority interest liability.

     (d) Issuance of 757,040 shares of Common Stock to satisfy the purchase price at a par value of $.01 per share, net of the elimination of the Abbott Resorts' common stock.

     (e) The increase in additional paid-in-capital for the issuance of 757,040 shares of Common Stock at fair value, net of the elimination of Abbott Resorts' additional paid-in-capital.

                         RESORTQUEST INTERNATIONAL, INC.

                          NOTES TO UNAUDITED PRO FORMA
                  COMBINED FINANCIAL STATEMENTS - (CONTINUED )

     (f)  The elimination of Abbott Resorts' retained earnings.

3.   UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

     (a) Reflects additional revenue that ResortQuest would have realized related to certain property management contracts with affiliates of the Founding Companies and Abbott Resorts. These management contracts were reflective of below market rates and have been renegotiated in conjunction with the acquisitions.

     (b) Reflects (i) a reduction in salaries, bonuses and benefits derived from contractual agreements which establish the compensation of the owners and certain key employees of the Founding Companies and Abbott Resorts and (ii) the effect of the exclusion of certain non-operating assets and the assumption of or retirement of certain liabilities (including interest expense) that will be retained by certain stockholders of the Founding Companies.

          The reduction in salaries, bonuses and benefits reflects the difference between historical combined management compensation of approximately $2.5 million, $1.3 million and $5.5 million as compared to the contractual compensation of $771,000, $771,000 and $1.9 million, respectively, for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997, respectively.

     (c) Reflects amortization of goodwill (which is not deductible for income tax purposes) recorded as a result of the Combinations and the acquisition of Abbott Resorts over a 40-year period, except for the goodwill related to First Resort, which will be amortized straight-line over a 15-year period.

     (d) Reflects the provision for federal and state income taxes relating to converting certain operations to C Corporation status and including the tax impact of pro forma adjustments.

     (e) Reflects the estimated interest expense related to the debt assumed in conjunction with ResortQuest funding the cash portion of the purchase price related to the acquisition of Abbott Resorts.

     While ResortQuest could pay a maximum bonus of 50% (except for two executives at 100%) of a key employee's base pay, bonuses are not factored into the prospective compensation as ResortQuest does not anticipate paying bonuses in fiscal 1998. The maximum amount that could be paid would be $700,000. These bonuses, if paid in future periods, would increase expenses and unfavorably impact net earnings, accordingly.

4.   NET INCOME PER SHARE

     The shares used in computing net income per share include: (i) 3,134,630 shares issued to management of and founders of RQI; (ii) 6,119,656 shares issued to the stockholders of the Founding Companies in connection with the Combinations; and (iii) 6,670,000 shares issued in connection with the Offering necessary to pay the $54.9 million cash portion of the consideration for the Combinations and (iv) 757,040 shares issued to pay for a portion of the purchase price related to the acquisition of Abbott Resorts. Related to the six month period ended June 30, 1998, diluted net income per share includes the effect of 1,807,000 shares of Common Stock reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan, of which options to purchase 1,697,000 shares granted by the Company concurrently with the Offering at an exercise price equal to the initial public offering price.

                         RESORTQUEST INTERNATIONAL, INC.

                          NOTES TO UNAUDITED PRO FORMA
                  COMBINED FINANCIAL STATEMENTS - (CONTINUED )

5.   ABBOTT RESORTS INFORMATION

     The 1998 unaudited pro forma results of Abbott Resorts are as of and for the six months ended June 30, 1998. The audited financial statements for Abbott Resorts as of and for the year ended July 31, 1998 are included within this Prospectus. Due to the seasonal nature of Abbott Resorts' operations, operating income may vary significantly. For the twelve months ended July 31, 1998, the following operating income and unaudited pro forma adjustments were noted:

  DESCRIPTION                                                         AMOUNT
  --------------------------------------------------------------- -------------
  Operating income, including interest income of $333,962........  $1,383,717

  Pro forma adjustments:
    Add stockholder salaries and benefits to be reduced or
     terminated .................................................   2,203,000
    Add increase in rental commissions related to contracts at
     favorable terms with affiliates ............................     546,000
                                                                   ----------
                                                                   $4,132,717
                                                                   ==========

     Additionally, the above adjustments do not reflect an additional revenue source related to a reservation fee surcharge implemented in June, 1998, which if annualized, would approximate $780,000.